Exhibit 16

CORNICK, GARBER & SANDLER, LLP
Certified Public Accountants

                                                                   June 21, 2002

Board of Directors
I. A. Europe, Inc.
14 Wall Street
New York, New York 10005

Attention:  Victor Minca

Gentlemen:

         As a result of recent matters which have arisen, including the resignation of your legal counsel, and pending resignation of your chief financial officer, we no longer feel comfortable accepting management's representations to us, and with regret, herewith tender our resignation as independent auditors for I. A. Europe, Inc. and subsidiaries.

         Please be advised that under the rules of the Securities and Exchange Commission the Company is required to file a report on Form 8-K with the SEC notifying them as to our resignation and whether there have been any "disagreements" or other reportable conditions, as defined in the regulations. We are required to read that form and either agree or disagree with your statements therein. We understand that you have engaged new legal counsel and suggest that you consult with them as to the SEC's requirements.

         Upon payment of our outstanding fees we will be happy to meet with your successor auditors and make our files available for their review.

                                        Very truly yours,

                                        /s/ Cornick, Garber & Sandler, LLP
                                        ----------------------------------
                                        CERTIFIED PUBLIC ACCOUNTANTS

LW:eg
cc:  Attilio Granzotto
      Mario Garcia


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